Press

Release

Contact:Mark E. Patten, Sr. Vice President and CFO

mpatten@ctlc.com

Phone:(386) 944-5643

Facsimile:(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS SECOND QUARTER 2016 EARNINGS OF $0.28 PER SHARE

DAYTONA BEACH, FLORIDA, July 20, 2016. Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced its operating results and earnings for the quarter and six months ended June 30, 2016.

OPERATING RESULTS

Operating results for the quarter ended June 30, 2016 (as compared to the same period in 2015):

•	Net income was $0.28 per share, an increase of $0.24 per share, or 600%;
•	Operating income was approximately $4.7 million, an increase of approximately $2.5 million, or 117%;
•	Revenue from our Operating Segments were as follows:
o	Income Properties totaled approximately $6.0 million, an increase of 46%;
o	Commercial Loan Investments totaled approximately $635,000, consistent with prior year;
o	Real Estate Operations totaled approximately $4.8 million, an increase of 249%; and
o	Golf Operations decreased by 2.5% to approximately $1.4 million.

Operating results for the six months ended June 30, 2016 (as compared to the same period in 2015):

•	Net income was $0.52 per share, an increase of $0.42 per share or 420%;
•	Operating income was approximately $11.1 million, an increase of approximately $7.4 million, or 202%;
•	Revenue from our Operating Segments were as follows:
o	Income Properties totaled approximately $12.5 million, an increase of 49%;
o	Commercial Loan Investments totaled approximately $1.5 million, an increase of 19%;
o	Real Estate Operations totaled approximately $14.3 million, an increase of 543%; and
o	Golf Operations decreased by 4% to approximately $2.9 million.

OTHER HIGHLIGHTS

Other highlights for the quarter ended June 30, 2016 include the following:

•	Repurchased 33,889 shares of the Company’s stock for approximately $1.7 million at an average purchase price of $48.95 per share;

•	Book value increased by $0.88 per share to approximately $23.69 per share as of June 30, 2016, an increase of approximately 4.0% versus December 31, 2015;
•	Generated revenue of approximately $167,000 and $39,000 from the sale of impact fees during the three months ended June 30, 2016 and 2015, respectively; and
•

As of June 30, 2016: (i) Total cash was approximately $33.8 million including approximately $9.1 million of restricted cash related to 1031 exchange transactions; (ii) Total debt (including the convertible notes at face value) to total enterprise value (total debt plus equity market capitalization), net of total cash, was approximately 29%; and available borrowing capacity on our credit facility totaled approximately $42.3 million, subject to borrowing base requirements.

Income Property Portfolio Update

Leasing Update – The Grove at Winter Park

On April 5, 2016, the Company entered into a 15-year lease with a national fitness center for the anchor space at The Grove at Winter Park located in Winter Park, Florida. The lease is for approximately 40,000 square feet, or 36%, of the approximately 112,000 square foot multi-tenant retail center. On July 6, 2016, the Company funded approximately $4.0 million into an escrow account for customary tenant improvements for the fitness center, which could open as early as the fourth quarter of 2016. The tenant will draw funding from escrow as construction progresses. The Company is currently negotiating additional leases for certain square footage of the remaining shop space and is in final negotiations with Wawa, Inc. to lease the outparcel previously purchased in 2015 for use as a convenience store.

Property Dispositions

The Company completed the following dispositions of non-core income properties during the quarter ended June 30, 2016:

Sale Date in 2016	Property Location	Tenant	Sales Price ($000's)	Gain (Loss) ($000's)		Years Remaining on Lease
April	Daytona Beach, FL	American Signature	$ 5,200	$ 197		3.8
April	Sebring, FL	CVS	2,375	(210)	(1)	3.1
April	Daytona Beach, FL	Teledyne	3,000	822		9.3
June	Lexington, NC	Lowe's	9,100	344		9.6
Total / Wtd. Avg.			$ 19,675	$ 1,153		7.2

(1) The loss of approximately $210,000 was recognized as an impairment charge during the three months ended March 31, 2016.

The Company utilized the proceeds from the dispositions in April 2016 as part of the Section 1031 like-kind exchange for the single tenant office property in Raleigh, North Carolina that was acquired in the fourth quarter of 2015 and is leased to Wells Fargo Bank, N.A. The Company intends to use the proceeds from the June 2016 sale as part of a future Section 1031 like-kind exchange transaction.

Potential Property Dispositions – 14 Asset Portfolio

As previously disclosed, in March 2016, the Company entered into a purchase and sale agreement for the sale of a portfolio of 14 single-tenant income properties (the “Portfolio Sale”). The sales price for the Portfolio Sale is approximately $51.6 million. The Portfolio Sale contemplates that the sales price includes the buyer’s assumption of the existing $23.1 million mortgage loan secured by the aforementioned properties. As of June 30, 2016 the buyer’s deposit of $2.0 million was non-refundable. The Portfolio Sale, if completed, would result in an estimated gain of approximately $11.4 million, or approximately $1.22 per share, after tax. The Portfolio Sale is anticipated to close in the third quarter of 2016. The closing of the Portfolio Sale is subject to customary closing conditions. The portfolio has a basis of approximately $38.7 million and continues to be classified as held for sale as of June 30, 2016.

Portfolio Summary

The Company’s income property portfolio consisted of the following as of June 30, 2016:

Property Type	# of Properties	Annualized Revenue ($000’s)	Average Years Remaining on Lease
Single-Tenant	29	$ 13,400	9.5
Multi-Tenant	8	5,700	5.6
Total / Wtd. Avg.	37	$ 19,100	8.7

Commercial Loan Investments Update

On May 26, 2016, the Company’s $14.5 million first mortgage loan secured by the Sheraton Old San Juan Hotel located in San Juan, Puerto Rico was paid off at a discount of approximately $218,000. On payoff, the remaining loan origination fee net of loan costs were accreted into income. The unlevered total return achieved by the Company from this commercial loan investment, since our origination of the loan in September 2015, was approximately 9.0%.

During the quarter ended June 30, 2016, the approximately $9.0 million B-Note secured by the Westfield mall in Sarasota, Florida and the $10 million mezzanine loan secured by a hotel property in Dallas, Texas were extended by the borrowers, each borrower having exercised one-year extension options thereby extending the maturity dates to June 2017 and September 2017, respectively.

Portfolio Summary

As of June 30, 2016, the Company owned three performing commercial loan investments which have an aggregate outstanding principal balance of approximately $24.0 million. These loans are secured by real estate, or the borrower’s equity interest in real estate, located in Dallas, Texas, Sarasota, Florida, and Atlanta, Georgia and have an average remaining maturity of approximately 1.4 years and a weighted average interest rate of 8.7%.

Real Estate Operations Update

Land Sales

During the quarter ended June 30, 2016, the Company recognized a total of approximately $3.0 million from gains based on percentage-of-completion accounting for the land sales contracts closed in the fourth quarter of 2015 and in the first quarter of 2016 in the area referred to as the Tomoka Town Center (the “Town Center”) related to the progress in completing the infrastructure improvements, currently estimated at approximately 81% complete, which improvements are expected to be completed in or around October 2016.

The Town Center percentage-of-completion summary is as follows:

Purchaser	Revenue Recognized in Q2 2016 (1)	Gain Recognized in Q2 2016 (2)	Revenue Recognized in YTD Q2 2016 (1)	Gain Recognized in YTD Q2 2016 (2)	Deferred Revenue as of June 30, 2016 (3)
Tanger Outlet	$ 1,633,919	$ 1,314,682	$ 5,129,130	$ 4,106,231	$ 1,773,019
Sam's Club	837,596	689,171	2,627,483	2,151,898	770,425
NADG - First Parcel	1,040,527	734,984	3,269,246	2,290,225	1,018,759
NADG - Outparcel	330,730	294,649	1,775,334	1,546,609	394,230
Total Town Center Sales	$ 3,842,772	$ 3,033,486	$ 12,801,193	$ 10,094,963	$ 3,956,433

(1) The revenue recognized in each quarter consists of revenue from a portion of the sales price that was previously deferred and revenue from expected reimbursements, as the infrastructure work is completed.

(2) The gain recognized in each quarter consists of revenue less the allocated cost basis of the infrastructure costs, as the infrastructure work is completed.

(3) The total revenue remaining to be recognized for the above land transactions includes the approximately $3.9 million of deferred revenue plus an estimated approximately $806,000 of revenue related to the reimbursement of the infrastructure costs to be incurred through completion of the work, less the estimated remaining cost basis of approximately $1.0 million.

The outparcel sale represents the second of multiple transactions contemplated under a single purchase and sale agreement (the “NADG Agreement”) with the North American Development Group (“NADG”).  The NADG Agreement provides NADG with the ability to acquire portions of the remaining acreage under contract within the Town Center (the “Remaining Option Parcels”) in multiple, separate transactions through 2018 (the “Option Period”). The Remaining Option Parcels represent a total of approximately 82 acres and total potential proceeds to the Company of approximately $20.2 million, or approximately $248,000 per acre. Pursuant to the NADG Agreement, NADG can close on any or all of the Remaining Option Parcels at any time during the Option Period. The NADG Agreement also establishes a price escalation percentage that would be applied to any of the Remaining Option Parcels that are acquired after January 2017, and an additional price escalation percentage that would be applied to any Remaining Option Parcels acquired in 2018.

Land Pipeline Update

As of July 19, 2016, the Company had executed ten definitive purchase and sale agreements with eight different buyers whose intended use for the land under contract includes residential (including multi-family), retail and mixed-use retail, and office. These agreements, in aggregate, represent the potential sale of approximately 4,100 acres, or 39% of our land holdings, with anticipated sales proceeds totaling approximately $103 million, or an average of approximately $25,000 per acre. All of these agreements contemplate closing dates ranging from the third quarter of 2016 through 2018, and the Company expects some of the transactions to close in 2016, although the buyers are not contractually obligated to close until after 2016. Each of the transactions are in varying stages of due diligence by the various buyers including, in some instances, having made submissions to the planning and development departments of the City of Daytona Beach and other permitting activities with other applicable governmental authorities. In addition to other customary closing conditions, the majority of these transactions are conditioned upon the receipt of approvals or permits from those various governmental authorities, as well as other matters that are beyond our control. If such approvals are not obtained, the prospective buyers may have the ability to terminate their respective agreements prior to closing. As a result, there can be no assurances regarding the likelihood or timing of any one of these potential land transactions being completed or the final terms thereof, including the sales price.

The Company is currently in negotiations with interested parties pertaining to the potential sale of an additional approximately 1,000+ acres of the Company’s land located west of Interstate 95 for primarily residential use. There can be no assurances regarding the likelihood or timing of these negotiations resulting in a definitive purchase and sale agreement or thereafter the potential land transactions being completed or the final terms thereof, including sales price.

Minto Communities

One of the definitive sales contracts is with an affiliate of Minto Communities for Minto’s development of a 3,400-unit master planned age restricted residential community on an approximately 1,600-acre parcel of the Company’s land holdings west of Interstate 95.  Minto received zoning and entitlement approvals from the City of Daytona Beach in April 2016 for the 3,400 residential units and approximately 215,000 square feet of commercial space. With the Company having resolved certain regulatory matters related to the Company’s prior agricultural activities on the land that includes the property under contract with Minto, and with Minto’s filing of its permit application with the U.S. Army Corps of Engineers (the “ACOE”), the Company now expects this transaction to close in late 2016 subject to Minto’s receipt of their permit from the ACOE.

Impairment Charges related to Land Sales Contracts

Two of the aforementioned purchase and sale agreements, of which one was executed during the quarter ended June 30, 2016 and the other was executed subsequent to June 30, 2016, include approximately 8 acres of land that have a higher cost basis than the remainder of the Company’s land holdings as these acres were repurchased by the Company in previous years from the prior purchasers thereof (the “Repurchased Land”). In connection with those two contracts, the Company recognized impairment charges of approximately $717,000 and $311,000, respectively, in the quarter ended June 30, 2016. The total impairment charges represent the anticipated loss on the sales plus estimated closing costs.

Subsurface Interests Update

Sale of Portfolio of Subsurface Interests

On April 13, 2016, the Company entered into a purchase and sale agreement with Land Venture Partners, LLC for the sale of its 500,000 acres of subsurface interests, including the royalty interests in two operating oil wells in Lee County, Florida and its interests in the oil exploration lease with Kerogen Florida Energy Company LP, for a sales price of approximately $24 million (the “Subsurface Sale”). The purchase and sale agreement contemplates a closing of the Subsurface Sale prior to year-end 2016. The Subsurface Sale, if completed, would result in an estimated gain of approximately $22.6 million, or approximately $2.40 per share, after tax. The Company intends to use the proceeds from this sale as part of a Section 1031 like-kind exchange. The closing of the Subsurface Sale is subject to customary closing conditions. There can be no assurances regarding the likelihood or timing of the Subsurface Sale being completed or the final terms thereof, including the sales price.

Surface Release Transaction

On May 9, 2016, the Company received a cash payment of approximately $450,000, reflecting gross proceeds net of fees for the release of the Company’s surface entry rights related to approximately 960 acres of surface rights in Hendry County, Florida. The gross proceeds represent revenue for the Company with an impact of approximately $0.05 per share, after tax. The Company intends to utilize the proceeds from this transaction as part of a like-kind exchange transaction. This surface release transaction is not expected to reduce the anticipated proceeds from the Company’s contract for the disposition of its subsurface interests expected to close prior to year-end 2016.

Financing Update

On April 15, 2016 the Company closed a $25 million non-recourse first mortgage loan with Wells Fargo Bank, N.A. (“Wells Fargo”), secured by the Company’s income property leased to Wells Fargo located in Raleigh, North Carolina (the “Mortgage Loan”). The Mortgage Loan has a 5-year term with two years interest only and interest and a 25-year amortization for the balance of the term. The Mortgage Loan bears a variable rate of interest based on the 30-day LIBOR plus 190 basis points, which has been effectively fixed through the use of an interest rate swap that fixed the rate at 3.17%. The Mortgage Loan can be prepaid at any time subject to the termination of the interest rate swap. The Company used the proceeds from this financing to pay down its Credit Facility.

Financial Results

Revenue

Total revenue for the quarter ended June 30, 2016 increased 69% to approximately $12.9 million, as compared to approximately $7.6 million during the same period in 2015. This increase was primarily the result of an increase of approximately $3.4 million from our real estate operations primarily related to approximately $3.8 million in revenue from the percentage-of-completion revenue recognition during the quarter for the Town Center land sales closed in the fourth quarter of 2015 and first quarter of 2016 noted above, which was an increase of approximately $3.1 million versus the land sales revenue recognized in the same period in 2015, and approximately $450,000 in revenue from the surface release transaction during the quarter ended June 30, 2016. The remaining increase in total revenue is primarily due to an increase of approximately $1.9 million, or 46%, in revenue generated by our income properties, reflecting our increased portfolio of properties including approximately $1.7 million of incremental rent revenue due to the addition of the 245 Riverside Avenue property, acquired in July 2015, and the Wells Fargo property, acquired in November 2015, offset by a reduction of approximately $425,000 in single-tenant rent revenue due to recent dispositions. Revenue from our income properties during the quarter ended June 30, 2016 also includes approximately $556,000 in revenue from the accretion of the below-market lease intangible, which is primarily attributable to the Wells Fargo property.

Total revenue for the six months ended June 30, 2016 increased 109% to approximately $31.2 million, as compared to approximately $14.9 million during the same period in 2015. This increase was primarily the result of an increase of approximately $12.1 million from our real estate operations primarily related to approximately $12.8 million in revenue from the percentage-of-completion revenue recognition during the six months ended June 30, 2016 on the Town Center land sales which was an increase of approximately $12.1 million versus the land sales revenue recognized in the same period in 2015, and approximately $450,000 in revenue from the surface release transaction during the six months ended June 30, 2016. The remaining increase in total revenue is primarily due to an increase of approximately $4.1 million, or 49%, in revenue generated by our income properties, reflecting our increased portfolio of properties including approximately $3.4 million of incremental rent revenue due to the addition of the 245 Riverside Avenue property and the Wells Fargo property, offset by a reduction of approximately $680,000 in single-tenant rent revenue due to recent dispositions. Revenue from our income properties during the six months ended June 30, 2016 also includes approximately $1.2 million in revenue from the accretion of the below-market lease intangible, which is primarily attributable to the Wells Fargo property.

Net Income

Net income for the quarter ended June 30, 2016 was approximately $1.6 million, compared to approximately $225,000 in the same period in 2015. Net income per share for the quarter ended June 30, 2016 was $0.28 per share, as compared to $0.04 per share during the same period in 2015, an increase of $0.24 per share, or 600%. Our results in the second quarter of 2016 benefited from approximately $3.0 million in gains from the aforementioned percentage-of-completion revenue recognition on the Town Center land sales. Our second quarter 2016 results also benefited from an increase of approximately $1.9 million in revenue from our income property portfolio as well as an increase of approximately $1.4 million related to the gains on the sales of three of the four income properties disposed of during the quarter. These increases were offset by increases in the direct costs of revenues of approximately $1.3 million, or 54%, the recognition of impairment charges of approximately $2.0 million during the quarter versus no impairment charges incurred in the same period in 2015, increased depreciation and amortization of approximately $734,000, or 69%, and increased interest expense of approximately $266,000, or 14%. Included in the net increase in direct cost of revenues of approximately $1.3 million was approximately $805,000 of direct costs of real estate operations primarily related to the recognition of cost basis for the aforementioned percentage-of-completion revenue recognition on the Town Center land sales and approximately $521,000 of increased direct costs of revenues for our income properties, which was primarily comprised of approximately $515,000 in increased operating expenses related to our acquisitions of the 245 Riverside Avenue property and the Wells Fargo property. In addition, our net income was impacted by increased depreciation and amortization expense of approximately $734,000, or 69%, resulting from our increased income property portfolio. The impairment charges totaling approximately $2.0 million include a charge of approximately $942,000 recognized on an income property in Altamonte Springs, Florida leased to PNC Bank that is under contract for sale as of June 30, 2016 (the “PNC Sale”) and charges totaling approximately $1.0 on the Repurchased Land.

Net income for the six months ended June 30, 2016 was approximately $3.0 million, compared to approximately $578,000 in the same period in 2015. Net income per share for the six months ended June 30, 2016 was $0.52 per share, as compared to $0.10 per share during the same period in 2015, an increase of $0.42 per share, or 420%. Our results in the six months ended June 30, 2016 benefited from approximately $10.1 million in gains from the aforementioned percentage-of-completion revenue recognition. The six months ended June 30, 2016 also benefited from an increase of approximately $4.1 million in revenue from our income property portfolio as well as an increase of approximately $1.3 million related to the gains on the sales of three of the four income properties disposed of during the six months ended June 30, 2016. These increases were offset by increases in the direct costs of revenues of approximately $3.5 million, or 69%, increased general and administrative expenses of approximately $3.4 million, or 100%, increased impairment charges of approximately $1.7 million, or 328%, increased depreciation and amortization of approximately $1.6 million, or 74%, and increased interest expense of approximately $1.3 million, or 44%. Included in the net increase in direct cost of revenues of approximately $3.5 million was approximately $2.7 million of direct costs of real estate operations primarily related to the recognition of cost basis for the aforementioned percentage-of-completion revenue recognition on land transactions and approximately $1.1 million of increased direct costs of revenues for our income properties, which was primarily comprised of approximately $1.0 million in increased operating expenses related to our acquisitions of the 245 Riverside Avenue property and the Wells Fargo property. In addition, our net income was impacted by increased depreciation and amortization expense of approximately $1.6 million, or 74%, reflecting our increased income property portfolio. The increase in general and administrative expenses of approximately $3.4 million is primarily due to an increase in stock compensation expense of approximately $1.9 million, of which approximately $1.6 million is related to the acceleration of stock compensation expense in connection with the cancellation of certain grants in the first quarter of 2016, and increased legal costs of approximately $1.2 million, primarily related to certain shareholder matters. The impairment charges totaling approximately $2.2 million during the six months ended June 30, 2016 included a charge of approximately $210,000 which was recognized on an income property in Sebring, Florida leased to a subsidiary of CVS which was sold in April 2016 and the impairment charges related to the PNC Sale and the Repurchased Land totaling approximately $2.0 million. The impairment charges totaling approximately $510,000 during the six months ended June 30, 2015 were recognized as a result of two non-core income properties that were sold on April 17, 2015. The increased interest expense of approximately $1.3 million primarily reflects additional interest on the $25.0 million Mortgage Loan and our convertible notes issuance in March 2015 for which only a partial quarter of interest expense was incurred in the first quarter of 2015.

Exploration of Strategic Alternatives

In February 2016, the Company’s Board of Directors (the “Board”) formed a special committee of independent directors (the “Special Committee”) for the purpose of exploring strategic alternatives to further enhance shareholder value. The Special Committee engaged Deutsche Bank Securities Inc. (“Deutsche Bank”) as independent advisor to the Company.

In a separate announcement on July 20, 2016 the Board and the Special Committee announced the conclusion of this initiative and the actions intended to be pursued by the Company to enhance shareholder value.

Governance and Compensation Policy Actions

Based on a review of the Company’s compensation and governance policies, at its July 20, 2016 meeting, and with advice from outside advisors, the Board determined it would take the following actions:

•

Board composition.  The Board will seek to appoint up to two additional directors in 2016, placing a priority on candidates who will qualify as Audit Committee financial experts under section 407 of the Sarbanes-Oxley Act of 2002, and on candidates whose background and experience will complement that of the existing directors and bring additional diversity to the Board.  These appointments will increase the size of the Board temporarily, but the Board intends to nominate only seven directors for election at the Company’s 2017 annual meeting of shareholders.

•	Committee memberships. As part of the Board’s periodic rotation of the members of its standing committees, the Board approved, effective immediately, the following roster of committee members:
•	Audit Committee: Howard C. Serkin, chair; William L. Olivari; A. Chester Skinner, III
•	Compensation Committee: Thomas P. Warlow, III, chair; John J. Allen; Howard C. Serkin
•	Governance Committee: John J. Allen, chair; A. Chester Skinner, III; Thomas P. Warlow, III

•	Stock ownership requirements. To further align the interests of the directors and executive officers with those of the shareholders, the Company intends to adopt the following policies:
o	requiring that its chief executive officer own Company stock equal to at least six times his or her base salary;
o	eliminating Company stock pledges by directors and executive officers; and
o	requiring that directors own Company stock equal to five times their annual cash retainer.

•	Compensation policies. To add certain shareholder protections to the Company’s compensation program, the Company intends to implement the following:
o	adding a minimum holding period requirement for net equity grants;
o	expressly prohibiting exchanges of underwater incentive stock options for cash; and
o	expanding the Company’s clawback provisions to cover all incentive compensation, including cash.

•

Shareholder feedback on say-on-pay vote.  The Company intends to engage in one-on-one personal outreach meetings with the Company’s shareholders to obtain feedback regarding the outcome of the Say-on-Pay proposal at the Company’s April 2016 annual meeting.  As an advisory vote, this proposal was not binding upon the Company or the Board, but the Board takes the result of the vote very seriously, and wishes to solicit and address shareholders’ concerns, and will consider further changes to the Company’s executive compensation program in response to such feedback.

CEO and CFO Comments on Operating Results

Mark E. Patten, senior vice president and chief financial officer, stated, “We’re pleased with our strong results in the quarter particularly the impact from our acquisitions of the 245 Riverside property in Jacksonville, Florida and the property leased to Wells Fargo in Raleigh, North Carolina.” Mr. Patten continued, “We expect our substantial liquidity at quarter end, including more than $24 million in cash, approximately $9.1 million in restricted cash available to reinvest, and the full borrowing capacity available under our credit facility, positions us to be very active in completing income property acquisitions in the second half of the year and meeting our acquisition guidance of $70 million to $85 million.”

John P. Albright, president and chief executive officer, stated, “We are pleased to be experiencing a marked increase in land activity which we hope will bring meaningful monetization to our shareholders in the next two to three years.” Mr. Albright continued, “As the capital provided by these transactions is redeployed into income producing assets, the value proposition in our stock should become more self-evident.”

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including over 1.5 million square feet of income properties, as well as approximately 10,500 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentation, which has been updated for the results for the year ended December 31, 2015, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future Company actions and developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include uncertainties associated with the closing of pending transactions, the completion of 1031 transactions, and the permitting processes for certain land transactions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED BALANCE SHEETS

	(Unaudited) June 30, 2016	December 31, 2015
ASSETS
Property, Plant, and Equipment:
Income Properties, Land, Buildings, and Improvements	$ 211,698,872	$ 268,970,875
Golf Buildings, Improvements, and Equipment	3,445,842	3,432,681
Other Furnishings and Equipment	1,060,007	1,044,139
Construction in Progress	234,677	50,610
Total Property, Plant, and Equipment	216,439,398	273,498,305
Less, Accumulated Depreciation and Amortization	(13,814,002)	(16,242,277)
Property, Plant, and Equipment—Net	202,625,396	257,256,028
Land and Development Costs ($11,484,560 and $11,329,574 Related to Consolidated VIE as of June 30, 2016 and December 31, 2015, respectively)	56,962,202	53,406,020
Intangible Lease Assets—Net	16,646,400	20,087,151
Assets Held for Sale	38,685,310	-
Impact Fee and Mitigation Credits	4,277,767	4,554,227
Commercial Loan Investments	23,960,467	38,331,956
Cash and Cash Equivalents	24,742,236	4,060,677
Restricted Cash	10,568,618	14,060,523
Investment Securities	-	5,703,767
Refundable Income Taxes	117,079	858,471
Other Assets	8,544,663	6,034,824
Total Assets	$ 387,130,138	$ 404,353,644
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$ 2,225,130	$ 1,934,417
Accrued and Other Liabilities	9,382,443	8,867,919
Deferred Revenue	5,393,195	14,724,610
Intangible Lease Liabilities - Net	30,870,405	31,979,559
Accrued Stock-Based Compensation	48,000	135,554
Deferred Income Taxes—Net	42,405,361	39,526,406
Long-Term Debt	153,887,378	166,796,853
Total Liabilities	244,211,912	263,965,318
Commitments and Contingencies
Shareholders’ Equity:
Consolidated-Tomoka Land Co. Shareholders' Equity:
Common Stock – 25,000,000 shares authorized; $1 par value, 6,018,739 shares issued and 5,796,115 shares outstanding at June 30, 2016; 6,068,310 shares issued and 5,908,437 shares outstanding at December 31, 2015	5,911,602	5,901,510
Treasury Stock – 222,624 shares at June 30, 2016; 159,873 shares at December 31, 2015	(10,864,945)	(7,866,410)
Additional Paid-In Capital	19,411,293	16,991,257
Retained Earnings	123,210,563	120,444,002
Accumulated Other Comprehensive Loss	(335,271)	(688,971)
Total Consolidated-Tomoka Land Co. Shareholders' Equity	137,333,242	134,781,388
Noncontrolling Interest in Consolidated VIE	5,584,984	5,606,938
Total Shareholders’ Equity	142,918,226	140,388,326
Total Liabilities and Shareholders’ Equity	$ 387,130,138	$ 404,353,644

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2016	2015	2016	2015
Revenues
Income Properties	$ 6,033,082	$ 4,132,052	$ 12,462,323	$ 8,392,727
Interest Income from Commercial Loan Investments	635,050	638,710	1,516,295	1,270,194
Real Estate Operations	4,774,620	1,368,141	14,335,518	2,227,942
Golf Operations	1,412,196	1,448,567	2,876,555	2,985,993
Agriculture and Other Income	18,990	20,738	37,682	39,677
Total Revenues	12,873,938	7,608,208	31,228,373	14,916,533
Direct Cost of Revenues
Income Properties	(1,204,040)	(682,887)	(2,380,747)	(1,323,733)
Real Estate Operations	(1,124,641)	(305,853)	(3,381,682)	(904,576)
Golf Operations	(1,447,176)	(1,456,232)	(2,851,764)	(2,845,844)
Agriculture and Other Income	(52,654)	(43,195)	(100,705)	(98,346)
Total Direct Cost of Revenues	(3,828,511)	(2,488,167)	(8,714,898)	(5,172,499)
General and Administrative Expenses	(1,899,126)	(1,874,877)	(6,696,583)	(3,344,643)
Impairment Charges	(1,970,822)	—	(2,180,730)	(510,041)
Depreciation and Amortization	(1,805,559)	(1,071,752)	(3,872,926)	(2,227,491)
Gain on Disposition of Assets	1,362,948	12,749	1,362,948	18,189
Total Operating Expenses	(8,141,070)	(5,422,047)	(20,102,189)	(11,236,485)
Operating Income	4,732,868	2,186,161	11,126,184	3,680,048
Investment Income (Loss)	2,691	74,818	(563,693)	225,277
Interest Expense	(2,154,437)	(1,888,434)	(4,246,203)	(2,954,936)
Income Before Income Tax Expense	2,581,122	372,545	6,316,288	950,389
Income Tax Expense	(1,000,480)	(147,928)	(3,343,081)	(372,416)
Net Income	1,580,642	224,617	2,973,207	577,973
Less: Net Loss (Income) Attributable to Noncontrolling Interest in Consolidated VIE	(10,199)	—	21,954	—
Net Income Attributable to Consolidated-Tomoka Land Co.	$ 1,570,443	$ 224,617	$ 2,995,161	$ 577,973

Per Share Information: Basic and Diluted
Net Income Attributable to Consolidated-Tomoka Land Co.	$ 0.28	$ 0.04	$ 0.52	$ 0.10
Dividends Declared and Paid	$ 0.04	$ 0.04	$ 0.04	$ 0.04